SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 02, 2010

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)
187 Mill Lane Mountainside, New Jersey (Address of Principal Executive Offices)	07052 (Zip Code)
973-544-6116 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

Proteonomix, Inc. (the "Company") issued a press release, dated August 3, 2010, entitled-"Proteonomix, Inc. (PROT) Updates Its Global Activities- Progress on Various Initiatives Discussed"

The press release is in its entirety below:

Proteonomix, Inc. (PROT) Updates Its Global Activities-Progress on Various Initiatives Discussed

MOUNTAIN SIDE, NJ--- August 2, 2010-  PROTEONOMIX, INC. (OTCBB: PROT), a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives, is pleased to provide an update on the Company's successful international approach to commercializing its proprietary and patent pending stem cell technologies.

Mr. Michael Cohen, Chairman and CEO of Proteonomix, noted:

1.

In the past few months the Company has undertaken an intensive international effort to establish strategic joint ventures in several European and Mid-Eastern nations for our Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI"). We may be able to finalize the terms and conditions on at least one agreement arising from this initiative in the short term.

As a reminder, PRTMI's mission is to translate the most promising internal and external stem cell biology and cellular therapy to clinical applications of regenerative medicine. We have had discussions regarding the creation of clinics in more one than one country and we believe that we may be able to eventually open such regenerative medicine clinics in Europe and/or the Middle East in the coming year.

2.

Of course, we intend that such clinics will operate under the strictest cGMP guidelines allowing us to use the clinical information generated for our future discussions with the FDA, which would be helpful in pursuing the more arduous process for eventually establishing regenerative medicine clinics in the United States.

3.

Earlier we announced that we were accepting premarket orders for our Proteoderm™ line of cosmetic anti-aging skin care products. Based on the initial market response, we have taken the following action to assist Proteoderm in its efforts: we have engaged David C. Steinberg of Steinberg & Associates, a noted expert in the global marketing of cosmetics. Mr. Steinberg understands the needs and wants of the global cosmetic marketplace including US and EU labeling requirements, registration procedures, distribution methods and the myriad other details necessary to ensure a successful product launch.

4.

StromaCel, Inc is another exciting Proteonomix subsidiary whose development of the StromaCel™ is an essential element of the success of our PRTMI activities. StromaCel is a unique product that, as reported in an earlier release, (June 1, 2010), "is derived from non-related donors and has virtually no immune rejection response." StromaCel will be applied to treat various human disease conditions, the first of which will be for the therapeutic treatment of Cardiovascular Disease (CVD). StromaCel together with PRTMI are negotiating with global distributors to promote their services and products."

Mr. Cohen concluded, "Proteonomix has intentionally been quietly working on its regenerative medical products and treatments and its cosmetic stem cell product line Proteoderm™ making steady progress that we expect to become commercial in the near future. Stem cell therapeutics is a modality that is destined to become a disruptive medical technology, meaning that it will dramatically change the approach to medicine. We have believe that Proteonomix will be among those leading that change."

About Proteonomix, Inc.:

Proteonomix is a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives. Proteoderm, Inc. a wholly owned subsidiary of Proteonomix that has recently opened its retail web site, Proteoderm.com, and begun accepting pre-orders for its anti-aging line of skin care products. StromaCel, Inc.'s goal is the development therapeutic modalities for the treatment of Cardiovascular Disease (CVD). StromaCel, Inc. is pursuing the licensing of other technologies for therapeutic use. National Stem Cell, Inc. is Proteonomix's operating subsidiary. The Sperm Bank of New York, Inc. is a fully operational tissue bank. Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") intends to focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. Proteonomix intends to create and dedicate a subsidiary to each of its technologies. Please also visit http://www.proteonomix.com/, http://www.proteoderm.com/, http://www.otcqb.com/ and http://www.sec.gov/.

Forward-looking statements:

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Proteonomix, Inc. cautions that statements made in this press release constitute forward-looking statements and makes no guarantee of future performance. Actual results or developments may differ materially from projections. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

Contact:

Michael Cohen

Proteonomix, Inc.

(973) 544-6116

or

Donald C. Weinberger/Adam Lowensteiner

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500/ (212) 370-4505 FAX

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: August 03, 2010

By:/s/Michael Cohen

Name:   Michael Cohen

President